Exhibit 13(a)(4)

On November 3, 2023, RSM US LLP, or RSM, informed Fund Management of its decision to resign as the Fund’s independent registered public accounting firm.

RSM’s audit report on the Fund’s financial statements for the period from April 14, 2022 (commencement of operations) through March 31, 2023 did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles. Furthermore, with respect to these financial statements: (i) there were no disagreements between the Fund or its management and RSM on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of RSM, would have caused RSM to make reference to the subject matter of the disagreement in its report on the Fund’s financial statements, and (ii) there were no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

On February 9th, 2024, the Audit Committee of the Board of Trustees of the Sweater Cashmere Fund (the “Fund”) appointed Tait, Weller & Baker LLP (“Tait”) to serve as the independent registered public accounting firm to audit the financial statements of the Fund for the Fund’s fiscal year ending March 31, 2024.

June 5, 2024

Securities and Exchange Commission

Washington, D.C. 20549

Commissioners:

We have read Sweater Cashmere Fund’s statements included under Exhibit 13(a)(4) of its Form N-CSR as of March 31, 2024, and we agree with such statements concerning our firm made in paragraph one and two. We have no basis to agree or disagree with the statements in paragraph three of Exhibit 13(a)(4).

Sincerely,

/s/ RSM US LLP